Exhibit 1.2

COMMON UNIT PURCHASE AGREEMENT
by and among
ENTERPRISE PRODUCTS OPERATING LLC
ENTERPRISE GTM HOLDINGS L.P.
as Sellers
and
DUNCAN ENERGY PARTNERS L.P.
as Buyer
Dated as of June 15, 2009

-i-

COMMON UNIT PURCHASE AGREEMENT
     THIS COMMON UNIT PURCHASE AGREEMENT (this “Agreement”) dated as of June 15, 2009, is made and entered into by and among Enterprise Products Operating LLC, a Texas limited liability company (“EPO”), and Enterprise GTM Holdings L.P., a Delaware limited partnership (“Enterprise GTM”, and together with EPO, the “Sellers”; and each a “Seller”), as Sellers, and Duncan Energy Partners L.P., a Delaware limited partnership (the “Partnership” and the “Buyer”), as Buyer. The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” Certain capitalized terms used are defined in Article I hereof.
RECITALS
     WHEREAS, EPO currently owns 5,393,100 common units representing limited partner interests in the Partnership (“Common Units”) and Enterprise GTM currently owns 37,333,887 Common Units; and
     WHEREAS, the Partnership is willing to repurchase all 5,393,100 of such Common Units owned directly by EPO and up to 3,806,900 Common Units owned directly by Enterprise GTM (or such other number of Common Units agreed upon by Enterprise GTM and the Partnership on or after the date hereof), such aggregate number of Common Units to equal the number of Common Units the Partnership will concurrently issue and sell to other investors in connection with the Offering (described below); and
     WHEREAS, in order to accomplish the objectives and purposes in the preceding recital, concurrently with the consummation of the transactions contemplated hereby, each of the following matters shall occur:
          1. The Partnership, through a group of underwriters (the “Underwriters”), proposes to issue up to 8,000,000 Common Units (or up to 9,200,000 Common Units if the Underwriters exercise any option to purchase up to an additional 1,200,000 Common Units to cover over-allotments), through a public offering (the “Offering”);
          2. The public, through the Underwriters, will contribute all of the Offering proceeds, net of the underwriters’ discounts and commissions (but without giving effect to any reimbursement by the Underwriters to the Partnership for expenses), to the Partnership in exchange for the Common Units issued in the Offering (such net Offering proceeds, the “Offering Proceeds”); and
          3. The Partnership will use the Offering Proceeds to repurchase an aggregate number of Common Units owned directly by EPO and Enterprise GTM (the “Subject Interests”) equal to the aggregate number of, and at the same net purchase price per Common Unit as, the Common Units offered and sold in the Offering.
     NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Parties undertake and agree as follows:

ARTICLE I
DEFINITIONS; RECORDATION
     1.1 Definitions. Capitalized terms used herein and not defined elsewhere in this Agreement shall have the meanings given such terms as is set forth below.
     “Agreement” has the meaning assigned to such term in the first paragraph of this Agreement.
     “Buyer” has the meaning assigned to such term in the first paragraph of this Agreement.
     “Cash Consideration” has the meaning assigned to such term in Section 2.1.
     “Common Units” has the meaning assigned to such term in the recitals to this Agreement.
     “Closing” means the closing of the sale of the Subject Interests pursuant to this Agreement, which shall occur concurrent with the applicable closing of the Offering (including, as applicable, any over-allotment closing of the Offering).
     “Effective Date” means June 15, 2009.
     “EPO” has the meaning assigned to such term in the first paragraph of this Agreement.
     “Laws” means any and all laws, statutes, ordinances, rules or regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court.
     “Offering” has the meaning assigned to such term in the recitals to this Agreement.
     “Offering Proceeds” has the meaning assigned to such term in the recitals to this Agreement.
     “Partnership” has the meaning assigned to such term in the first paragraph of this Agreement.
     “Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership, dated as of February 5, 2007, of the Partnership, as amended on the date hereof.
     “Party” and “Parties” have the meanings assigned to such terms in the first paragraph of this Agreement.
     “Seller” and “Sellers” have the meanings assigned to such terms in the first paragraph of this Agreement.
     “Subject Interests” has the meaning assigned to such term in the recitals to this Agreement.
     “Underwriters” has the meaning assigned to such term in the recitals to this Agreement.

     “Underwriting Agreement” has the meaning assigned to such term in Section 4.1.
ARTICLE II
THE OFFERING AND RELATED TRANSACTIONS
     2.1 Pricing for Subject Interests. Buyer and Sellers hereby agree that the pricing of the Offering, and the cash consideration at which the Subject Interests shall be acquired by Buyer from Sellers equal to the Offering Proceeds (the “Cash Consideration”), shall be established by mutual written consent of Buyer and Sellers on or after the date hereof (no later than June 18, 2009) (which written consent may be evidenced in the form attached hereto as Annex A). If the pricing of the Offering does not occur by June 18, 2009, this Agreement shall terminate and be of no further force or effect.
     2.2 Buyer’s Purchase, and Sellers’ Sale, of Common Units. At the Closing, each of the Sellers hereby agrees to sell, and the Buyer hereby agrees to purchase, the Subject Interests consisting of first, all 5,393,100 of such Common Units owned directly by EPO and second, up to 3,806,900 Common Units owned directly by Enterprise GTM (including with respect to up to 1,200,000 Common Units in connection with the exercise by the Underwriters of their over-allotment option), or such other number of Common Units agreed upon by Enterprise GTM and the Partnership on or after the date hereof, for the Cash Consideration agreed to by Buyer and Sellers as set forth in Section 2.1 above. Buyer and Enterprise GTM hereby agree that the number of Common Units to be purchased by Buyer from Enterprise GTM shall be confirmed by mutual written consent of Buyer and Enterprise GTM on or after the date hereof (which written consent may be evidenced in the form attached hereto as Annex A). Buyer hereby agrees to deliver any certificates evidencing the Subject Interests, stock powers, assignment agreements or other instruments and documents reasonably requested by Buyer at the Closing.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     Each Seller represents and warrants, as to itself, and agrees with the Buyer that:
     3.1 Good and Clear Title. Such Seller is the lawful owner of the Common Units to be sold by such Seller pursuant to this Agreement and has, and at the Closing will have, good and clear title to such Common Units, free of all restrictions on transfer, liens, encumbrances, security interests, equities and claims; and upon delivery of and payment for the Common Units to be sold by such Seller pursuant to this Agreement, good and clear title to such Common Units will pass to the Buyer, free of all restrictions on transfer, liens, encumbrances, security interests, equities and claims whatsoever.
     3.2 Legal Right, Power and Authority. Such Seller has, and at the Closing will have, full legal right, power and authority, and all authorization and approval required by law, to enter into this Agreement, and to sell, assign, transfer and deliver the Common Units to be sold by such Seller in the manner provided herein and therein.
     3.3 Authorization, Execution and Delivery of the Agreement. This Agreement has been duly authorized, executed and delivered by or on behalf of such Seller.

     3.4 No Other Consent or Conflicts. The execution, delivery and performance of this Agreement by or on behalf of such Seller, the compliance by such Seller with all provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not (i) require any consent, approval, authorization or other order of, or qualification with, any court or governmental body or agency (except such as may be required under the securities or Blue Sky laws of the various states), (ii) conflict with or constitute a breach of any of the terms or provisions of, or a default under, the organizational documents of such Seller, or any indenture, loan agreement, mortgage, lease or other material agreement or instrument to which such Seller is a party or by which such Seller or any property of such Seller is bound or (iii) violate or conflict with any applicable law or any rule, regulations, judgment, order or decree of any court or any governmental body or agency having jurisdiction over the Seller or any property of such Seller.
     3.5 Material Change. At any time between the Effective Date and the Closing, if there is any change in the information referred to in the recitals or this Article III with respect to such Seller, such Seller will immediately notify the Buyer of such change.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
     The Buyer represents and warrants, as to itself, and agrees with each of the Sellers that:
     4.1 Legal Right, Power and Authority. The Buyer has, and at the Closing will have, full legal right, power and authority, and all authorization and approval required by law, to enter into this Agreement and the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and between the Buyer and the Underwriters relating to the Offering, and to pay to the Sellers the Cash Consideration for the Subject Interests in the manner provided herein and therein.
     4.2 Authorization, Execution and Delivery of the Agreement. This Agreement has been duly authorized, executed and delivered by or on behalf of the Buyer.
     4.3 No Other Consent or Conflicts. The execution, delivery and performance of this Agreement and the Underwriting Agreement by or on behalf of the Buyer, the compliance by the Buyer with all provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not (i) require any consent, approval, authorization or other order of, or qualification with, any court or governmental body or agency (except such as may be required under the securities or Blue Sky laws of the various states), (ii) conflict with or constitute a breach of any of the terms or provisions of, or a default under, the organizational documents of the Buyer, or any indenture, loan agreement, mortgage, lease or other material agreement or instrument to which the Buyer is a party or by which the Buyer or any property of the Buyer is bound or (iii) violate or conflict with any applicable law or any rule, regulations, judgment, order or decree of any court or any governmental body or agency having jurisdiction over the Buyer of any property of the Buyer.

     4.4 Material Change. At any time between the Effective Date and the Closing, if there is any change in the information referred to in the recitals or this Article IV with respect to the Buyer, the Buyer will immediately notify the Sellers of such change.
ARTICLE V
EXPENSES; FURTHER ASSURANCES
     5.1 Expenses. Each of the Parties shall be responsible for the expenses incurred by them in connection with this Agreement and the Offering.
     5.2 Further Assurances. From time to time after the date hereof, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (c) to more fully and effectively carry out the purposes and intent of this Agreement.
ARTICLE VI
MISCELLANEOUS
     6.1 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement, respectively. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.
     6.2 Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the Parties signatory hereto and their respective successors and assigns.
     6.3 No Third Party Rights. Except as provided herein, nothing in this Agreement is intended to or shall confer upon any person other than the Parties, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.
     6.4 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.
     6.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof, except to the extent that it is mandatory that the Law of some other jurisdiction, wherein the interests are located, shall apply.
     6.6 Assignment of Agreement. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of each of the Parties.
     6.7 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto and affected thereby.
     6.8 Director, Officer and Affiliate Liability. Except to the extent that they are a party hereto, the directors, managers, officers, partners and securityholders of the Parties and their respective affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that another party may assert).
     6.9 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
     6.10 Integration. This Agreement and the instruments referenced herein supersede any and all previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement or any such instrument unless it is contained in a written amendment hereto or thereto and executed by the Parties hereto or thereto after the date of this Agreement or such instrument.
[Signature Page to Follow]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

ENTERPRISE PRODUCTS OPERATING LLC
By:	ENTERPRISE PRODUCTS OLPGP, INC.,
its Managing Member

By:	/s/ Michael A. Creel
Michael A. Creel
President and Chief Executive Officer

ENTERPRISE GTM HOLDINGS L.P.
By:	ENTERPRISE GTM GP, LLC, its General Partner

By:	/s/ Michael A. Creel
Michael A. Creel
Executive Vice President and Chief Financial Officer

DUNCAN ENERGY PARTNERS L.P.
By:	DEP HOLDINGS, LLC, its General Partner

By:	/s/ Michael A. Creel
Richard H. Bachmann
President and Chief Executive Officer

Signature Page to Common Unit Purchase Agreement

Annex A
Written Consent Regarding Cash Consideration
June ___, 2009
     The following parties hereby consent and agree to $___ per Common Unit as the Offering Proceeds per Common Unit in the Offering, which shall therefore also be the Cash Consideration per Common Unit pursuant to the Common Unit Purchase Agreement dated June ___, 2009 by and between the undersigned. Enterprise GTM and Buyer hereby consent and agree to the purchase by Buyer from Enterprise GTM of                      Common Units (or up to                      Common Units if the Underwriters exercise any over-allotment).

ENTERPRISE PRODUCTS OPERATING LLC
By:	ENTERPRISE PRODUCTS OLPGP, INC.,
its Managing Member

By:
Michael A. Creel
President and Chief Executive Officer

ENTERPRISE GTM HOLDINGS L.P.
By:	ENTERPRISE GTM GP, LLC, its General Partner

By:
Michael A. Creel
Executive Vice President and Chief Financial Officer

DUNCAN ENERGY PARTNERS L.P.
By:	DEP HOLDINGS, LLC, its General Partner

By:
Richard H. Bachmann
President and Chief Executive Officer